SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2003

EXCHANGE BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	033-54566	34-1721453
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

237 Main Street, Luckey, Ohio	43443
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 833-3401

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

Exchange Bancshares, Inc issued a letter to their shareholders regarding a $.05 per share dividend for 2002.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
Not required.
(b)	Proforma financial information.
Not required.
(c)	Exhibits

Exhibit No.	Description
99	Letter to Shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                               EXCHANGE BANCSHARES, INC.

Date:  January 3, 2003

By:	/s/ Thomas E. Funk
Thomas E. Funk Vice President and CFO

Exhibit  99

2002 DIVIDEND

December 24, 2002

Dear Shareholders, Customers and Friends,

As some of you know, Year 2002 has been a year of adjustment and restructure for The Exchange Bank. We have made significant management and staffing changes coupled with systems upgrades and asset quality improvements. Because of this, and after some 96 years in business in building the asset base and strong capital account for this Company, Year 2002 will end up with us reporting a loss to you. We will be reporting our annual financial results to you in February, 2003. At that time we will fully address our challenges and the appropriate courses of actions that we have taken to reposition this Company to meet the challenges of the future.

We are pleased to present to you a $.05 cent per share dividend. This dividend is not based upon the financial performance of this Company for 2002, but rather to reinforce the strength of the consistent earnings this Company has realized over the past 96 years. While this dividend is significantly lower than in recent past years, it does symbolize the success this organization has achieved in building a very strong capital base over all these years - in good financial times and in bad. This year, we need to reach in our pocket and use some of these funds to carry on the tradition of paying dividends. As far as I can tell, The Exchange Bank family has not missed paying a dividend for at least 60 years. That’s a long time. Since 1906, this Company has prided itself as an independent community bank serving the needs of the local communities it has served over this past century. Your Board of Directors and Management team are committed to carrying on this tradition. However, in order to accomplish this goal, your Board of Directors chose to recognize the need to get our house in order and identify those issues that needed attention in order to address and meet the challenges of this new millenium. Your Board of Directors, Management team and staff are all excited about the opportunities that lay before us in carrying on the tradition of providing you an independent community bank to meet your financial needs now and in the future.

On behalf of the Board of Directors, Management Team and all of our Staff, we wish you all the best in this holiday season and a very prosperous and peaceful New Year!

Sincerely,

/s/ Jeffery A. Robb

Jeffery A. Robb, Sr., CPA

President & CEO